Exhibit 99.2

STONE ENERGY CORPORATION

Announces Tender Offer for Its 6 3/4% Senior Subordinated Notes due 2014

LAFAYETTE, LA., October 22, 2012

Stone Energy Corporation (NYSE: SGY) (“Stone”) today announced it has commenced a cash tender offer and consent solicitation with respect to any and all of the $200,000,000 aggregate outstanding principal amount of its 6 3/4% Senior Subordinated Notes due 2014 (the “Notes”). In conjunction with the tender offer, Stone is soliciting noteholder consents to effect certain amendments to the indenture governing the Notes.

Stone will pay the purchase price for Notes validly tendered and accepted for purchase, as well as accrued and unpaid interest up to, but not including, the applicable payment date. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on November 20, 2012, unless such date is extended by Stone or earlier terminated (the “Expiration Time”). Noteholders who provide consents to the proposed amendments will receive a consent payment per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer, if they provide their consents prior to 5:00 p.m., New York City time, on November 5, 2012, unless such date is extended by Stone (the “Consent Expiration”). The total consideration to be paid for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn before the Consent Expiration will be $1,005.00, which includes a consent payment of $30.00 per $1,000 principal amount of the Notes, plus accrued and unpaid interest up to the date of payment for such Notes. Noteholders tendering after the Consent Expiration and prior to the Expiration Time will be eligible to receive only $975.00 per $1,000 principal amount of Notes that are validly tendered and not validly withdrawn, plus accrued and unpaid interest up to the date of payment for such Notes.

Stone’s obligations to accept for purchase and to pay for Notes in the tender offer are conditioned on, among other things, the following:

•

The tender of Notes representing at least a majority of the principal amount of Notes outstanding, which is necessary to execute the supplemental indenture that will effect the proposed amendments to the indenture governing the Notes; and

•	Stone’s having completed a capital markets transaction with gross proceeds to it of at least $225.0 million, on terms acceptable to it.

Stone has retained BofA Merrill Lynch to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 269-6427. Questions regarding the tender offer and consent solicitation may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect).

This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 22, 2012.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.